Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-141703,

333-141703-01 and 333-141703-02

PRICING TERM SHEET DATED AUGUST 31, 2009

DISCOVER ® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2009-2)

$1,300,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2009-2)
CUSIP	254683AK1
Principal Amount	$1,300,000,000
Interest Rate	One-month LIBOR plus 1.30%
Required Ratings
(Moody’s / Fitch)	Aaa / AAA
Expected Maturity Date	August 15, 2012
Weighted Average Life	2.93 years
Legal Final Maturity Date	February 17, 2015
Pricing Date	August 31, 2009
Settlement Date	September 11, 2009
Underwriters	RBS Securities Inc.	$186,000,000
	Citigroup Global Markets Inc.	$186,000,000
	Banc of America Securities LLC	$185,600,000
	Credit Suisse Securities (USA) LLC	$185,600,000
	Goldman, Sachs & Co	$185,600,000
	RBC Capital Markets Corporation	$185,600,000
	Wells Fargo Securities, LLC	$185,600,000
Underwriting Discounts and Commissions	0.250%
Underwriting Concessions	0.150%
Underwriting Reallowance	0.075%
Price to Public	100.00%
Proceeds to Discover Card Execution Note Trust	$1,296,750,000
Estimate of Expenses	$600,000
Minimum Principal Receivables Balance [1,2]	$28,372,553,018.28
Principal Receivables in Master Trust in Excess of
Minimum Principal Receivables Balance [2]	$9,224,314,307.38
Percentage of the Excess of Principal Receivables over
Minimum Principal Receivables Balance to
Total Amount of Principal Receivables in Master Trust [2]	24.53%

[1]

An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2009-2) notes.

[2]	As of August 31, 2009, after giving effect to the issuance of the Class A(2009-2) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-141703, 333-141703-01 and 333-141703-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for these Class A(2009-2) DiscoverSeries notes filed pursuant to Rule 424(b) on August 27, 2009, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 866-884-2071.